Exhibit 10.19
LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of November 3, 2017 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and VERACYTE, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
1ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding the foregoing, all financial covenant and other financial calculations (other than with respect to the Threshold Amount and Liquidity) shall be computed with respect to Borrower, on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2    LOAN AND TERMS OF PAYMENT
2.1    Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2    Revolving Line.
(a)    Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
(b)    Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
2.3    Term Loan.
(a)    Availability. Subject to the terms and conditions of this Agreement, on the Effective Date Borrower shall request and Bank shall make one (1) term loan advance in an aggregate original principal amount of Twenty-Five Million Dollars ($25,000,000.00) (the “Term Loan Advance”). Borrower shall be required to use the proceeds of the Term Loan Advance to pay in full all obligations owed to Visium. After repayment, the Term Loan Advance (or any portion thereof) may not be reborrowed.
(b)    Interest Payments. With respect to the Term Loan Advance, commencing on the first Payment Date following the Funding Date of the Term Loan Advance and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan Advance at the rate set forth in Section 2.5(a)(ii).
(c)    Repayment. Commencing on November 1, 2019 and continuing on each Payment Date thereafter, Borrower shall repay the Term Loan Advance in (i) thirty-six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued interest as provided in Section 2.3(b), at the rate set forth in Section 2.5(a)(ii). All outstanding principal and accrued and unpaid interest under the Term Loan Advance, and all other outstanding Obligations with respect to the Term Loan Advance, are due and payable in full on the Term Loan Maturity Date.

(d)    Permitted Prepayment. Borrower shall have the option to prepay all or any portion of the Term Loan Advance, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan Advance at least five (5) days prior to such prepayment (which notice may be conditioned upon the closing of a transaction) along with a notice of the portion of the principal amount being prepaid, and (ii) pays, on the date of such prepayment (A) the outstanding principal being prepaid plus accrued and unpaid interest with respect to the Term Loan Advance through the date of prepayment (which payment of interest shall be deemed to constitute interest for all purposes hereunder, and not a penalty or premium), (B) in the event that the principal balance of the Term Loan Advance is prepaid in full, the Prepayment Fee, (C) the Final Payment and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts. Any partial prepayments of principal with respect to the Term Loan Advance made under this Section 2.3(d) will be applied to each remaining installment payable on the principal balance of the Term Loan Advance in the order of maturity (for clarity, being first applied to the next installment payable, and then the next successive payment after that).
(e)    Mandatory Prepayment Upon an Acceleration. If the Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance through the date of prepayment (which payment of interest shall be deemed to constitute interest for all purposes hereunder, and not a penalty or premium), (ii) the Prepayment Fee, (iii) the Final Payment and (iv) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.
2.4    Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus three percent (3.0%).
2.5    Payment of Interest on the Credit Extensions.
(a)    Interest Rate.
(i)    Advances. Subject to Section 2.5(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (A) three and one-half of one percent (3.50%) above the Applicable Rate and (B) four and 70/100 hundredths of one percent (4.70%), which interest shall be payable monthly in accordance with Section 2.5(e) below.
(ii)    Term Loan Advance. Subject to Section 2.5(b), the principal amount outstanding under the Term Loan Advance shall accrue interest at a floating per annum rate equal to the greater of (A) four and 20/100 hundredths of one percent (4.20%) above the Applicable Rate and (B) five and 43/100 hundredths of one percent (5.43%), which interest shall be payable monthly in accordance with Section 2.5(e) below.
(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percent (3.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.5(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)    Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Applicable Rate shall be effective on the effective date of any change to the Applicable Rate and to the extent of any such change.
(d)    Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
2.6    Fees. Borrower shall pay to Bank:
(a)    Revolving Line Commitment Fee. A fully earned, non-refundable commitment fee of Twenty-Five Thousand Dollars ($25,000.00), on the Effective Date;
(b)    Prepayment Fee. The Prepayment Fee, when due hereunder;
(c)    Final Payment. The Final Payment, when due hereunder;
(d)    Termination Fee. Upon termination of this Agreement or the termination of the Revolving Line for any reason, in each case prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to one percent (1.0%) of the Revolving Line (the “Termination Fee”), provided that no termination fee shall be charged if both (i) the credit facility hereunder is replaced with a new facility from Bank (or with respect to which Bank is the administrative agent) and (ii) no Event of Default has occurred;
(e)    Anniversary Fees. For each twelve (12) month anniversary of the Effective Date occurring prior to the Revolving Line Maturity Date, a fully earned, non-refundable anniversary fee (the “Anniversary Fees”) equal to one-quarter of one percent (0.25%) of the Revolving Line shall be fully earned as of the Effective Date and is due and payable on the earlier to occur of (i) each such twelve (12) month anniversary of the Effective Date, (ii) the termination of this Agreement, or (iii) the occurrence of an Event of Default; and
(f)    Bank Expenses. All documented Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank); provided that Borrower’s good faith deposit of Fifty Thousand Dollars ($50,000.00) which has been received by Bank, shall be applied towards Bank Expenses as of the Effective Date.
Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.6 pursuant to the terms of Section 2.7(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.6.
2.7    Payments; Application of Payments; Debit of Accounts.
(a)    All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)    Notwithstanding any provision herein to the contrary, all payments received or collected by Bank (including proceeds for the realization of Collateral) after the occurrence and during the continuance of an Event of Default or after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) or upon the occurrence of an additional termination event (as defined under the respective Secured Rate Contract) with Borrower as the affected party (unless otherwise waived) or upon the designation of an early termination date with respect to any Secured Rate Contract with Borrower as the defaulting or affected party, shall be applied as follows:
(i)    First, to payment of costs and expenses, including Bank Expenses, of Bank payable or reimbursable by Borrower under the Loan Documents;
(ii)    Second, to (X) the payment of all accrued unpaid interest on the Obligations and fees owed to Bank, and (Y) the payment of any ordinary course settlement payments (including Unpaid Amounts) then due and payable to any Secured Swap Provider under its Secured Rate Contracts, after such ordinary course settlement payments have been reduced by the amount of any cash collateral that has been made available to such Secured Swap Provider to secure the obligations under such Secured Rate Contract;
(iii)    Third, to (i) the payment of principal of the Loan Obligations including, without limitation any reimbursement obligations in respect of Letters of Credit that are then due and payable; (ii) the payment of all termination payments (but excluding Unpaid Amounts paid under clause “second” above) under the Secured Rate Contracts then due and payable to any Secured Swap Provider, after such termination payments have been reduced by the amount of any cash collateral that has been made available to such Secured Swap Provider to secure the obligations under such Secured Rate Contract; and (iii) the cash collateralization of one hundred five percent (105.0%) of the Dollar Equivalent of the face amount of any unmatured Letters of Credit to the extent not then due and payable; and (iv) the cash collateralization of any other unmatured Secured Swap Obligations in an amount necessary to secure the obligations of Borrower to any Secured Swap Provider under its Secured Rate Contracts;
(iv)    Fourth, to payment of any other amounts owing constituting Obligations; and
(v)    Fifth, any remainder shall be for the account of and paid to whomever may be lawfully entitled thereto.
In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided above until exhausted prior to the application to the next succeeding category and (y) Bank, each Secured Swap Provider and each other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses second, third and fourth above. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(c)    Bank, for itself and as agent for the Secured Swap Providers, may debit any of Borrower’s deposit accounts maintained with Bank, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank or any Secured Swap Provider when due. These debits shall not constitute a set-off. When no Event of Default has occurred and is continuing, Bank or any Secured Swap Provider shall promptly notify Borrower when it debits Borrower’s accounts for any payments other than payments on account of principal or interest.
2.8    Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all Taxes, except for Excluded Taxes. Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction of any Tax from any such payment or other sum payable hereunder to Bank, if such Tax is an Indemnified Tax, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of this Agreement.
3    CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a)    duly executed original signatures to the Loan Documents;
(b)    duly executed original signatures to the Control Agreement with Wells Fargo Bank with respect to Borrower’s account maintained with Wells Fargo Bank ending 489 (last three digits) (the “Wells Fargo Account”);
(c)    the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State of Delaware and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(d)    a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(e)    duly executed original signatures to the completed Borrowing Resolutions for Borrower;
(f)    duly executed original signature to a payoff letter from Visium;
(g)    evidence that (i) the Liens securing Indebtedness owed by Borrower to Visium will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;
(h)    certified copies, dated as of a recent date, of financing statement searches, as Bank may reasonably request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
(i)    the Perfection Certificate of Borrower, together with the duly executed original signature thereto;
(j)    a legal opinion (authority and enforceability) of Borrower’s counsel dated as of the Effective Date together with the duly executed original signature thereto;
(k)    evidence reasonably satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(l)    with respect to the initial Advance, the completion of the Initial Audit;
(m)    with respect to the initial Advance, a completed Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts); and
(n)    payment of the fees and Bank Expenses then due as specified in Section 2.6 hereof.
3.2    Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a)    timely receipt of (i) the Credit Extension request and any materials and documents required by Section 3.4 and (ii) with respect to the request for the Term Loan Advance, an executed Payment/Advance Form and any materials and documents required by Section 3.4;
(b)    the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension and/or of the Payment/Advance Form, as applicable, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date or time period shall be true, accurate and complete in all material respects as of such date or with respect to such time period, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date or time period shall be true, accurate and complete in all material respects as of such date or with respect to such time period; and
(c)    Bank determines to its reasonable satisfaction that there has not been any material adverse change in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations.
3.3    Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
3.4    Procedures for Borrowing.
(a)    Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format reasonably acceptable to Bank that is executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances. In connection with any such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, Borrowing Base Reports, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may reasonably request in its sole discretion. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.

(b)    Term Loan Advance. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan Advance set forth in this Agreement, to obtain the Term Loan Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 noon Pacific time on the Funding Date of the Term Loan Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request the Term Loan Advance. In connection with such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program a completed Payment/Advance Form executed by an Authorized Signer together with such other reports and information, as Bank may request in its sole discretion. Bank shall credit proceeds of any Term Loan Advance to the Designated Deposit Account. Bank may make the Term Loan Advance under this Agreement based on instructions from an Authorized Signer or without instructions if the Term Loan Advance is necessary to meet Obligations which have become due.
4    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Borrower hereby grants Bank, for itself and as agent for each Secured Swap Provider, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, for itself and as agent for each Secured Swap Provider, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).
If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until (i) the Obligations are repaid in full in cash, and (ii) any Contingent Obligations (other than inchoate indemnity obligations and Secured Rate Contracts) are secured with cash collateral in an amount and on terms reasonably satisfactory to Bank and to each Secured Swap Provider. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its reasonable good faith business judgment for Bank Services, if any. Bank shall use commercially reasonable efforts to inform Borrower within a commercially reasonable period of time what constitutes acceptable cash collateral with respect to each Bank Services Agreement in effect. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred percent (100.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred five percent (105.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.
4.2    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank, for itself and as agent for each Secured Swap Provider, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
4.3    Authorization to File Financing Statements. Borrower hereby authorizes Bank, for itself and as agent for each Secured Swap Provider, to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
5    REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
5.1    Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date (whether through the delivery of a new Perfection Certificate, written notice to Bank of updates thereto, or delivery of a Compliance Certificate) to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default would reasonably be expected to have a material adverse effect on Borrower’s business.
5.2    Collateral. Borrower has good title to, rights in, and the power to transfer (subject to customary restrictions on assignment of contracts set forth in such contracts, and restrictions on the transfer of assets set forth in agreements for the sale of such assets) each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.
All Inventory is in all material respects of good and marketable quality, free from material defects.
Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate or licensed after the Effective Date. Each Patent which it owns or purports to own and which is material to Borrower’s business is, to Borrower’s knowledge, valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.
Except as noted on the Perfection Certificate or as notified to Bank when and as required by Section 6.10(b), Borrower is not a party to, nor is it bound by, any Restricted License.
5.3    Accounts Receivable.
(a)    For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.
(b)    All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Eligible Account Payor whose accounts are Eligible Accounts in any Borrowing Base Report. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
5.4    Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, One Million Dollars ($1,000,000.00), other than litigation for which Borrower has given written notice to Bank, which would not reasonably be expected to result in damages payable by Borrower, individually or in the aggregate in excess of One Million Dollars ($1,000,000.00).
5.5    Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
5.6    Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7    Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which would reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where failure to obtain any such consent, approval, or authorization, make such declaration or filing or provide such notice would not reasonably be expected to have a material adverse effect on Borrower’s business or operations.
5.8    Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000.00).
To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could reasonably be expected to result in additional taxes becoming due and payable by Borrower in excess of One Hundred Thousand Dollars ($100,000.00), other than those being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes, and with respect to the Term Loan Advance, to pay in full all obligations owed to Visium.
5.11    Full Disclosure. No written representation, warranty or other written statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.12    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
5.13    Designation of Indebtedness under this Agreement as Senior Indebtedness. All principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement and under the Secured Rate Contracts shall constitute “Designated Senior Indebtedness” under the terms of any Subordinated Debt documents.
6    AFFIRMATIVE COVENANTS
Until such time as this Agreement is terminated, Borrower shall do all of the following:
6.1    Government Compliance.
(a)    Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations, provided that Borrower, in its sole discretion, may choose to shut down or dissolve any Subsidiary; provided that the assets and property of such Subsidiary shall be transferred to a Borrower or a Secured Guarantor. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject except where the failure to so comply would not be reasonably expected to have a material adverse effect on Borrower’s business or operations.
(b)    Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank, for itself and as agent for each Secured Swap Provider, in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
6.2    Financial Statements, Reports, Certificates. Provide Bank with the following:
(a)    a Borrowing Base Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts) (i) with each request for an Advance and (ii) within forty-five (45) days after the end of each month, provided however, the reporting in (ii) shall not be required if there were no Advances outstanding during the applicable period through and including the date that the reporting would otherwise be required to be delivered; provided further, if such report is not being delivered for a quarter-end (in which case such report shall be prepared in accordance with GAAP), such report shall not be required to be prepared in accordance with GAAP;
(b)    within forty-five (45) days after the end of each month, (i) monthly accounts receivable agings, aged by invoice date, (ii) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (iii) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, each in a form acceptable to Bank (it being acknowledged that any form which complies with SEC regulations shall be deemed to be in a form acceptable to Bank), provided however, the foregoing shall not be required if there were no Advances outstanding during the applicable period through and including the date that the reporting would otherwise be required to be delivered; provided further, if such report is not being delivered for a quarter-end (in which case such report shall be prepared in accordance with GAAP), such report shall not be required to be prepared in accordance with GAAP;
(c)    within forty-five (45) days after the last day of each fiscal quarter (provided, however, that Borrower shall have ninety (90) days after the last day of the final quarter of Borrower’s fiscal year), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;
(d)    as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower (other than the final quarter of Borrower’s fiscal year), company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such quarter certified by a Responsible Officer and in a form acceptable to Bank (it being acknowledged that any form which complies with SEC regulations shall be deemed to be in a form acceptable to Bank);
(e)    as soon as available, and in any event within ninety (90) days after the final quarter of Borrower’s fiscal year, company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such quarter certified by a Responsible Officer and in a form acceptable to Bank (it being acknowledged that any form which complies with SEC regulations shall be deemed to be in a form acceptable to Bank);
(f)    within ninety (90) days after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, annual financial projections (on a quarterly basis) as approved by the Board;
(g)    within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms of clauses (d), (e), (g) and (h) of this Section 6.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;
(h)    within ten (10) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;
(i)    prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in a judgment against Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000.00) or more; and
(j)    promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.
6.3    Accounts Receivable.
(a)    Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
(b)    Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate existing at any time.

Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base. Notwithstanding the foregoing, this Section 6.3(b) shall only be applicable to the extent there are Advances outstanding, provided however, in the event that Borrower requests an Advance, Borrower shall inform Bank of any disputes or claims which existed during such time while no Advances were outstanding and would have otherwise been required to be disclosed hereunder.
(c)    Collection of Accounts. Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into the Wells Fargo Account, provided further that on a weekly basis, all amounts in the Wells Fargo Account shall be directed into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Wells Fargo Account or Cash Collateral Account. Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), or (ii) when a Streamline Period is in effect or if there are no Obligations (other than Obligations with respect to the Term Loan Advance) outstanding, transferred on a daily basis to Borrower’s operating account with Bank. Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).
(d)    Reserves. Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with Bank when a Streamline Period is in effect) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.
(e)    Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
(f)    Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit.
(g)    No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
6.4    Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an

Event of Default, pursuant to the terms of Section 6.3(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of surplus, worn out, obsolete or fully depreciated Equipment disposed of by Borrower in good faith in an arm’s length transaction in the ordinary course of business for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000.00) or less (for all such transactions in any fiscal year). Borrower agrees that it will hold such proceeds in the Cash Collateral Account and in an express trust for Bank. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
6.5    Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof and taxes with respect to which the amount does not exceed the amount set forth in Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.6    Access to Collateral; Books and Records. At reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. Such inspections and audits shall be conducted as frequently as Bank determines in its sole discretion that conditions warrant. The foregoing inspections and audits shall be conducted at Borrower’s expense, provided that, Borrower shall not be required to pay for more than two (2) such inspections or audits completed while no Event of Default exists every twelve (12) months. For inspections and audits that are conducted at Borrower’s expense, the charge therefor shall be One Thousand Dollars ($1,000.00) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of One Thousand Dollars ($1,000.00) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. Borrower acknowledges that the first such audit will occur within thirty (30) days of the Effective Date.
6.7    Insurance.
(a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
(b)    Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.
(c)    At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank twenty (20) days prior written notice (ten (10) days for cancellation as a result of non-payment of premium) before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8    Accounts.
(a)    Maintain all of its and all of its Subsidiaries’ operating and other deposit accounts, the Cash Collateral Account and securities/investment accounts with Bank and Bank’s Affiliates, except for (i) the Wells Fargo Account solely for the purpose of collections, (ii) accounts containing only proceeds received from any Governmental Authority, solely to the extent and only in the amount that Borrower is required to receive such proceeds from such Governmental Authority in a separate account (such accounts, the “Government Accounts”), which proceeds shall be transferred weekly into the Wells Fargo Account or the Cash Collateral Account, (iii) accounts with financial institutions other than Bank, provided that (A) the aggregate amount of funds in such accounts does not exceed One Million Dollars ($1,000,000.00) (for all such accounts together) at any time and (B) each such account shall be subject to a Control Agreement in favor of Bank within ninety (90) days of the creation of such account and (iv) an account with Bank of America, so long as the aggregate amount in such account does not exceed Twenty-Five Thousand Dollars ($25,000.00) at any time. Any Guarantor shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates.
(b)    In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Bank (in its sole discretion) permits Borrower to open or maintain at any time, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (a) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such and (b) Government Accounts.
6.9    Financial Covenant – Minimum Revenue. Have at all times, to be tested on a consolidated basis for Borrower and its Subsidiaries, as of the last day of each fiscal quarter, revenue for the trailing twelve (12) month period ending on the last day of such quarter, of at least:

Quarter ending (trailing 12 month period)	Revenue
December 31, 2017	$65,000,000.00
March 31, 2018	$64,000,000.00
June 30, 2018	$64,000,000.00
September 30, 2018	$65,000,000.00
December 31, 2018	$74,000,000.00
March 31, 2019	$75,000,000.00
June 30, 2019	$77,000,000.00
September 30, 2019	$79,000,000.00
December 31, 2019	$81,000,000.00
March 31, 2020	$85,000,000.00
June 30, 2020	$84,000,000.00
September 30, 2020	$86,000,000.00
December 31, 2020	$89,000,000.00
March 31, 2021	$91,000,000.00
June 30, 2021	$93,000,000.00
September 30, 2021	$95,000,000.00
December 31, 2021	$98,000,000.00
March 31, 2022	$100,000,000.00
June 30, 2022	$100,000,000.00
September 30, 2022	$100,000,000.00

Notwithstanding the foregoing, in the event that Borrower does not meet the foregoing revenue threshold for any quarter, such failure shall not be considered an Event of Default if Borrower has maintained and continues to maintain, to be tested as of any day after the last day of such quarter, Liquidity equal to at least Forty Million Dollars ($40,000,000.00) through and including the date that Bank receives satisfactory evidence that Borrower is in compliance with the revenue covenant for any following quarter.
6.10    Protection of Intellectual Property Rights.
(a)    (i) Use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent; provided, that Borrower may abandon, modify or delay the filing, prosecution or issuance of any Intellectual Property if Borrower determines in good faith that further prosecution of such application is not commercially reasonable or appropriate.
(b)    Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall use such commercially reasonable efforts as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
6.11    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and

Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.12    Online Banking.
(a)    Utilize Bank’s online banking platform for all matters reasonably requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).
(b)    Comply with the terms of the “Banking Terms and Conditions” and ensure that all persons utilizing the online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via the online banking platform and to further assume that any submissions or requests made via the online banking platform have been duly authorized by an Administrator.
6.13    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
6.14    Post-Closing Requirements. Use commercially reasonable efforts to deliver to Bank, within forty-five (45) days of the Effective Date, in each case in form and substance reasonably satisfactory to Bank:
(a)    a landlord’s consent in favor of Bank for Borrower’s leased location located at 6000 Shoreline Ct, Suite 300, South San Francisco, California 94080; and
(b)    a bailee’s waiver in favor of Bank for Borrower’s third party location at 4305 Hamilton Mill Road, Suite 200, Buford, Georgia 30518, together with the duly executed original signature thereto.
6.15    Designated Senior Indebtedness. Borrower shall designate all principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses, termination payments and other amounts accrued or due under this Agreement and under any Secured Rate Contract as “Designated Senior Indebtedness”, or such similar term, in any future Subordinated Debt incurred by Borrower after the date hereof, if such Subordinated Debt contains such term or similar term and if the effect of such designation is to grant to Bank and any Secured Swap Providers the same or similar rights as granted to Bank and such Secured Swap Providers as a holder of “Designated Senior Indebtedness” under the Subordinated Debt documents.
6.16    Interest Rate Protection. If Borrower enters into Rate Contracts to hedge the interest rate with respect to the Credit Extensions, Borrower shall maintain at all times such Rate Contracts with one or more Secured Swap Providers selected by Bank in form and substance satisfactory to Bank and such Secured Swap Providers, which Rate Contracts shall be Secured Rate Contracts hereunder, in an aggregate notional amount to at no time exceed one hundred percent (100.0%) of the outstanding principal amount of the Credit Extensions.
7    NEGATIVE COVENANTS
Borrower shall not do any of the following without Bank’s prior written consent:

7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of surplus, worn-out, fully depreciated or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) to a Domestic Subsidiary which is a Borrower or Secured Guarantor; and (d) consisting of Permitted Liens and Permitted Investments.
7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after such Key Person’s departure from Borrower (provided, however, that such notice may be in the form of any public filing made by Borrower with the SEC as required by SEC regulations); or (d) permit or suffer any Change in Control.
Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Million Dollars ($2,000,000.00) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Million Dollars ($2,000,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Million Dollars ($2,000,000.00) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank. Any notices provided to Bank pursuant to this Section 7.2 shall be deemed to update the information provided by Borrower in the Perfection Certificate.
7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), except for Permitted Acquisitions. Borrower or a Subsidiary may merge or consolidate into another Subsidiary or into Borrower, provided that the Borrower and each Secured Guarantor are surviving entities if such merger of consolidation includes a Borrower or a Secured Guarantor.
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein,or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) compensation-related transactions in the ordinary course of business, provided that such transactions are approved by the Board, (c) the sale of Borrower’s equity securities in a bona fide equity financing to the extent not otherwise prohibited by Section 7.2 and approved by the Board and (d) Subordinated Debt financings approved by the Board.
7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.
7.10    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
7.11    Austin Location Asset Limit. Hold or maintain at any time, at Borrower’s leased location located at 12357-A Riata Trace Parkway, Building 5, Suite 100, Austin, Texas 78727, assets (other than Equipment subject to capital leases that is not owned by Borrower) with an aggregate net book value exceeding Two Million Dollars ($2,000,000.00) to the extent that Bank has not previously received, in form and substance reasonably satisfactory to Bank (a) a subordination agreement or (b) a landlord’s consent, in either case from the landlord for such premises.
8    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2    Covenant Default.
(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10(b), 6.12, 6.14, 6.15, or 6.16 or violates any covenant in Section 7; or
(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
8.3    Material Adverse Change. A Material Adverse Change occurs;
8.4    Attachment; Levy; Restraint on Business.
(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b)     (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;
8.5    Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6    Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000.00); or (b) any breach or default by Borrower or Guarantor, the result of which would reasonably be expected to have a material adverse effect on Borrower’s or any Guarantor’s business;
8.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8    Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9    Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10    Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or
8.11    Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that would likely result in the Governmental Authority taking any of the actions described in clause (a) above, and in the case of either clause (a) or clause (b) such decision or such revocation, rescission, suspension, modification or non-renewal causes, or could reasonably be expected to cause, a Material Adverse Change.
8.12    Secured Rate Contracts. An event of default occurs under any Secured Rate Contract.
9    BANK’S RIGHTS AND REMEDIES
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank, for itself and as agent for each Secured Swap Provider, may, without notice or demand, do any or all of the following:
(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
(b)    stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
(c)    demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred percent (100.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its reasonable good faith business judgment)), to secure all of the Loan Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit, and (iii) deposit with Bank, to hold as agent for the Secured Swap Providers, cash collateral in an amount determined by Bank and/or the Secured Swap Providers to be necessary to secure the unmatured obligations of Borrower under the Secured Rate Contracts, and Borrower shall forthwith deposit and pay such amounts;
(d)    terminate any FX Contracts or require cash collateralization satisfactory to Bank with respect thereof;
(e)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(g)    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;
(h)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
(i)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(j)    demand and receive possession of Borrower’s Books; and
(k)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2    Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.
9.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Loan Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4    Application of Payments and Proceeds. Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
10    NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	VERACYTE, INC.
6000 Shoreline Court #300
South San Francisco, CA 94080
Attn: Keith Kennedy and Mark Ho
Email: keith@veracyte.com
mark@veracyte.com
Website URL: www.veracyte.com

with a copy (which shall not constitute notice) to:	FENWICK & WEST LLP
Attn: Doug Cogen, Esq. and David Michaels, Esq.
555 California St., 12th Floor
San Francisco, CA 94104
Telephone: (415)875-2300
Email: dcogen@fenwick.com
dmichaels@fenwick.com

If to Bank:	Silicon Valley Bank
505 Howard Street, Suite 300
San Francisco, California 94105
Attn: Milo Bissin
Fax:
Email: MBissin@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com

11    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
This Section 11 shall survive the termination of this Agreement.
12    GENERAL PROVISIONS
12.1    Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date and the Term Loan Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, Bank shall not assign its interest in the Loan Documents to any Person who in the reasonable estimation of Bank is (a) a direct competitor of Borrower, whether as an operating company or direct or indirect parent with voting control over such operating company, or (b) a vulture fund or distressed debt fund.
12.3    Indemnification. Borrower agrees to indemnify, defend and hold Bank, any Secured Swap Provider, and their directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank or any Secured Swap Provider (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents or any Secured Rate Contract; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank or Secured Swap Provider and Borrower contemplated by the Loan Documents or any Secured Rate Contract (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
12.7    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, no amendment, waiver or consent of this Agreement or any Loan Document alternating the ratable treatment of the Secured Swap Obligations and resulting in such Secured Swap Obligations being junior in right of payment to principal on the Loan Obligations owing to Bank, or resulting in Secured Swap Obligations owing to any Secured Swap Provider becoming unsecured (other than releases and modifications of Liens permitted in accordance with the terms hereof), in each manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider.
12.8    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.9    Confidentiality. In handling any confidential information, including but not limited to any confidential information obtained pursuant to any audit, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section 12.9); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
12.11    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.12    Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.13    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.14    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.15    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.16    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns (except for any benefits, rights or remedies expressly granted herein to Secured Swap Providers); (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
12.17    Tax Forms. Bank and each of its successors and assigns shall deliver to Borrower at such times as are reasonably requested by Borrower, such properly completed and executed tax documentation prescribed by law (including FATCA), or reasonably requested by Borrower to establish such recipient’s status for withholding tax purposes or allow Borrower to make payments hereunder, without withholding for any taxes (or otherwise at a reduced rate of withholding), including without limitation, Forms W-9, W-8BEN-E, W-8BEN, W-8IMY, or W-8EXP, as applicable. Any reasonable, documented and out-of-pocket costs and expenses incurred by Bank in connection with this Section 12.17 shall constitute Bank Expenses.
13    DEFINITIONS
13.1    Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Administrator” is an individual that is named:
(a)     as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in the “Banking Terms and Conditions”) on behalf of Borrower; and
(b)     as an Authorized Signer of Borrower in an approval by the Board.
“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.
“Agreement” is defined in the preamble hereof.
“Anniversary Fees” is defined in Section 2.6(e).
“Applicable Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the thirty (30) day U.S. LIBOR rate then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Applicable Rate” shall mean the “prime rate” from time to time published in the money rates section of The Wall Street Journal; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided further that if the “Applicable Rate” shall become the “prime rate”, Bank and Borrower agree that the applicable interest rate spreads set forth in Sections 2.5(a)(i) and 2.5(a)(ii) shall each be adjusted once to reflect the overall interest rate which was otherwise applicable immediately prior to the thirty (30) day U.S. LIBOR rate becoming unavailable, but will otherwise continue to be floating rates of interest following such adjustment.
“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable, documented and out-of-pocket attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).
“Bank Services Agreement” is defined in the definition of Bank Services.
“Board” is Borrower’s board of directors.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Base” is eighty-five percent (85.0%) of Borrower’s Net Collectable Value, as determined by Bank from Borrower’s most recent Borrowing Base Report (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Report); provided, however, that Bank has the right to decrease the foregoing percentage, upon notice to Borrower (the “Reduction Notice”), in its reasonable business judgment to mitigate the impact of events, conditions, contingencies, or risks which would reasonably be expected to adversely affect the Collateral or its value. Notwithstanding the terms of Section 2.4, any Overadvance caused directly and solely as a result of delivery by Bank of a Reduction Notice or an Eligible Account Change Notice shall not be due and payable until the day that is three (3) Business Days after delivery of such Reduction Notice or Eligible Account Change Notice (as applicable) by Bank, and further, no higher interest rate than the rate that is otherwise applicable under Section 2.5(a)(i) shall be imposed until such Overadvance becomes due and payable.
“Borrowing Base Report” is that certain report of the value of certain Collateral in the form specified by Bank to Borrower from time to time.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Cash Collateral Account” is defined in Section 6.3(c).
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least “investment grade” or “A” by Moody’s or any successor rating agency; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of thirty-five percent (35.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; or (b) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each subsidiary of Borrower free and clear of all Liens (except Liens created or otherwise permitted by this Agreement).
“Claims” is defined in Section 12.3.
“Client Billed Accounts” are a group of payers including, but not limited to hospitals, providers, healthcare institutions and other commercial payers, but excludes government payers, commercial health plans and billed Accounts where the patient is responsible for 100% of the total obligations, with no portion covered by insurance.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Advance, any Overadvance, the Term Loan Advance, or any other extension of credit by Bank for Borrower’s benefit.
“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Default Rate” is defined in Section 2.5(b).
“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is the account number ending [________________________] (last three digits) maintained by Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with Bank as chosen by Bank).
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
“Effective Date” is defined in the preamble hereof.

“Eligible Account Change Notice” is defined in the definition of “Eligible Accounts” hereunder.
“Eligible Accounts” means Accounts owing to Borrower, assessed at the Eligible Account Payor level on Borrower’s general ledger, which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3, that have been, if required by Bank, confirmed in accordance with Section 6.3(f) of this Agreement, and are due and owing from Eligible Account Payor deemed creditworthy by Bank in its good faith business judgment. Bank reserves the right at any time after the Effective Date, upon prior written notice to Borrower (an “Eligible Account Change Notice”), to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:
(a)    Accounts (i) for which the Eligible Account Payor is Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;
(b)    Accounts that the Eligible Account Payor has not paid within ninety (90) days of the end of the month in which the test result giving rise to such Account is delivered regardless of invoice payment period terms;
(c)    Accounts with credit balances over ninety (90) days from the end of the month in which the test result giving rise to such Account is delivered;
(d)    Accounts owing from an Eligible Account Payor if sixty-five percent (65%) or more of the Accounts owing from such Eligible Account Payor have not been paid within ninety (90) days of the end of the month in which the test result giving rise to such Account is delivered;
(e)    Accounts owing from an Eligible Account Payor (i) which does not have at least sixty-five percent (65.0%) of its payors having their principal place of business in the United States or (ii) whose billing address (as set forth in the applicable invoice for such Account) is not in the United States;
(f)    Accounts billed from and/or payable to Borrower outside of the United States (sometimes called foreign invoiced accounts);
(g)    Accounts in which Bank does not have a first priority, perfected security interest under all applicable laws;
(h)    Accounts billed and/or payable in a Currency other than Dollars;
(i)    Accounts owing from an Eligible Account Payor to the extent that Borrower is indebted or obligated in any manner to the Eligible Account Payor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);
(j)    Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing;
(k)    Accounts owing from an Eligible Account Payor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended, except for Accounts for which the Eligible Account Payor is Medicare;
(l)    Accounts with customer deposits and/or with respect to which Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;

(m)    Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Eligible Account Payor’s payment may be conditional;
(n)    Accounts owing from an Eligible Account Payor where goods or services have not yet been rendered to the Eligible Account Payor (sometimes called memo billings or pre-billings);
(o)    Accounts subject to contractual arrangements between Borrower and an Eligible Account Payor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
(p)    Accounts owing from an Eligible Account Payor the amount of which may be subject to withholding based on the Eligible Account Payor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
(q)    Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
(r)    Accounts owing from an Eligible Account Payor that has been invoiced for goods that have not been shipped to the Eligible Account Payor unless Bank, Borrower, and the Eligible Account Payor have entered into an agreement acceptable to Bank wherein the Eligible Account Payor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);
(s)    Accounts for which the Eligible Account Payor has not been invoiced;
(t)    Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
(u)    Accounts for which Borrower has permitted Eligible Account Payor’s payment to extend beyond ninety (90) days (including Accounts with a due date that is more than ninety (90) days from the end of the month in which the test result giving rise to such Account is delivered);
(v)    Accounts in which the Eligible Account Payor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Eligible Account Payor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;
(w)    Accounts owing from an Eligible Account Payor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);
(x)    Accounts owing from any single Eligible Account Payor, whose total obligations to Borrower exceed thirty-three and 33/100 of one percent (33.33%) of all of Borrower’s Accounts, but only for the amounts that exceed that percentage, unless Bank approves a greater percentage in writing; and
(y)    Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.
“Eligible Account Payor” is a group of commercial, government or private payer Account Debtors classified into seven (7) groupings, including Aetna, United Healthcare, Cigna, Blues plans, Medicare, Client Billed Accounts, Everyone Else, and others as approved by Bank in writing on a case-by-case basis; however, for the avoidance of doubt, Eligible Account Payor excludes any billed Accounts where the patient is responsible for 100% of the total obligations, with no portion covered by insurance.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Everyone Else” means all payers other than Aetna, United Healthcare, Cigna, Blues plans, Medicare and Client Billed Accounts; excluding however, any Accounts where the patient is responsible for 100% of the total obligations, with no portion covered by insurance.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank (or any of its successors or assigns with respect to Advances) or required to be withheld or deducted from a payment to Bank (or any of its successors or assigns with respect to Advances), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank (or any of its successors or assigns with respect to Advances) being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to Bank’s (or any of its successors or assigns with respect to Advances) failure to comply with Section 12.17 and (c) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to, or official interpretations implementing such, intergovernmental agreements.
“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Term Loan Maturity Date, (b) the repayment of the Term Loan Advance in full, (c) the repayment of the Term Loan Advance in full pursuant to Section 2.3(d) or 2.3(e), or (d) the Term Loan Maturity Date, in an amount equal to One Million One Hundred Eighty-Seven Thousand Five Hundred Dollars ($1,187,500.00).
“Foreign Currency” means lawful money of a country other than the United States.
“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Government Accounts” is defined in Section 6.8(a).
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of Bank.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations (as such term is understood under GAAP as of the Effective Date), and (d) Contingent Obligations.
“Indemnified Person” is defined in Section 12.3.
“Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole and absolute discretion.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
(c)    any and all source code;
(d)    any and all design rights which may be available to such Person;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Internal Revenue Code” is the Internal Revenue Code of 1986, as amended.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“ISDA Master Agreement” means, as modified or supplemented from time to time, the 1992 or 2002 ISDA Master Agreement and related schedule thereto, as published by the International Swaps and Derivatives Association, Inc., as supplemented by any credit support annex and confirmation confirming any transaction thereunder.
“Key Person” is each of Borrower’s Chief Executive Officer and Chief Financial Officer.
“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents of Borrower maintained with Bank and Bank Affiliates, plus (b) the Availability Amount.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, any Control Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.
“Loan Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Final Payment, the Termination Fee, the Prepayment Fee, the Anniversary Fees and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents; provided, however, that the Loan Obligations shall not include the Secured Swap Obligations.
“Material Adverse Change” is (a) a material adverse change in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of Borrower; or (c) a material adverse change of the prospect of repayment of any portion of the Obligations.
“Net Collectable Value” is, assessed in total at the Eligible Account Payor level on Borrower’s general ledger, the value of Borrower’s unpaid Eligible Accounts, minus bad debt allowances, contra allowances and other Accounts that are not Eligible Accounts, as determined by Bank in its reasonable discretion.
“Obligations” means the Loan Obligations and the Secured Swap Obligations.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30)

days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current
“Other Connection Taxes” are Taxes imposed as a result of a present or former connection between Bank (or any of its successors or assigns with respect to Advances) and the jurisdiction imposing such Tax (other than connections arising from Bank (or any of its successors or assigns with respect to Advances) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Overadvance” is defined in Section 2.4.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment/Advance Form” is that certain form in the form attached hereto as Exhibit C.
“Payment Date” is (a) with respect to the Term Loan Advance, the first (1st) calendar day of each month and (b) with respect to Advances, the last calendar day of each month.
“Perfection Certificate” is defined in Section 5.1.
“Permitted Acquisition” means a transaction whereby Borrower acquires, or permits any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, which satisfies each of the following conditions:
(a)    a majority of the assets involved in such transaction are located in the United States and the party or parties being acquired is in the same or a substantially similar line of business as Borrower;
(b)    no Event of Default has occurred and is continuing or would exist after giving effect to the transaction and Bank has received reasonably satisfactory evidence that Borrower is in compliance with all terms and conditions of this Agreement (and that it will be in compliance after giving effect to the transaction);
(c)    the acquisition is approved by the board of directors (or equivalent control group) of all parties to the transaction;
(d)    any cash consideration paid or to be paid in connection with such acquisition is limited to cash that Borrower has received in respect of an equity investment in Borrower or Subordinated Debt so long as a purpose of such equity investment or Subordinated Debt was to fund acquisitions, or to fund such acquisition, in an aggregate amount for all such transactions during the term of this Agreement not to exceed One Hundred Fifty Million Dollars ($150,000,000.00);
(e)    in the case of any acquisition involving consideration in excess of Two Million Dollars ($2,000,000.00) or provided that the consideration for all Permitted Acquisitions has exceeded (or will exceed as a result of such proposed acquisition) Five Million Dollars ($5,000,000.00) in the aggregate, Borrower provides Bank (i) written notice of the transaction at least twenty (20) days before the closing of the transaction (or, if twenty (20) days’ notice is not practicable, such lesser period as is reasonably practicable, but in any event at least ten (10) days’ prior), and (ii) drafts of the acquisition agreement and other material documents relative to the contemplated transaction and such other financial information, financial analysis, documentation or other information relating to such transaction as Bank shall reasonably request at least twenty (20) days before the closing of the transaction (or, if twenty (20) days’ notice is not practicable, such lesser period as is reasonably practicable, but in any event at least ten (10) days’ prior) and, following the closing of the acquisition, copies of the executed acquisition agreement and other material documents;
(f)    in the case of any acquisition involving consideration in excess of Two Million Dollars ($2,000,000.00) or provided that the consideration for all Permitted Acquisitions has exceeded (or will exceed as a result of such proposed acquisition) Five Million Dollars ($5,000,000.00) in the aggregate, Borrower provides Bank, at least twenty (20) days before the closing of the contemplated transaction (or, if twenty (20) days’ notice is not practicable, such lesser period as is reasonably practicable, but in any event at least ten (10) days’ prior), written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such transaction) Borrower is projected to be in compliance with each of the financial covenants in Section 6.9 for the one (1) year period ending after the proposed date of consummation of such contemplated transaction;
(g)    Borrower is a surviving legal entity after completion of the contemplated transaction;
(h)    the contemplated transaction is consensual and non-hostile;
(i)    no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Indebtedness, and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of the contemplated transaction, other than Permitted Liens;
(j)    any Person whose capital stock is acquired or any Subsidiary that acquires assets in such contemplated transaction shall, within sixty (60) days of the consummation of the transaction, become a co-borrower or guarantor (as determined by Bank in its sole discretion) hereunder and shall grant a first priority Lien in all of its assets to Bank, all on documentation reasonably acceptable to Bank in its sole discretion;
(k)    Borrower has provided evidence satisfactory to Bank in its sole discretion, that Borrower has cash and Cash Equivalents as of the date of such acquisition equal to at least the amount of cash projected to be used in Borrower’s consolidated operations and to fund capital expenditures for the immediately following twelve (12) month period, based upon pro forma projections approved by the Board or satisfactory to Bank in its sole discretion; and
(l)    in the case of any acquisition involving consideration in excess of Two Million Dollars ($2,000,000.00) or provided that the consideration for all Permitted Acquisitions has exceeded (or will exceed as a result of such proposed acquisition) Five Million Dollars ($5,000,000.00) in the aggregate, Borrower shall have delivered to the Bank, at least five (5) Business Days prior to the date on which any such acquisition is to be consummated (or such later date as is agreed by Bank in its sole discretion), a certificate of a Responsible Officer of Borrower, in form and substance reasonably satisfactory to Bank, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.
“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
(b)    Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;
(c)    Subordinated Debt;
(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)    Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;
(g)    Indebtedness of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower;
(h)    unsecured Indebtedness which by its terms is convertible into equity securities of Borrower, with Bank’s prior written consent (which may be granted or withheld in Bank’s good faith business discretion; and
(i)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (h) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a)    Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;
(b)    (i) Investments consisting of Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;
(c)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
(d)    Investments consisting of deposit accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.8 of this Agreement) in which Bank has a first priority perfected security interest;
(e)    Investments accepted in connection with Transfers permitted by Section 7.1;
(f)    Investments consisting of the creation of a Subsidiary for the purpose of consummating a Permitted Acquisition, which is otherwise a Permitted Investment;
(g)    Investments (i) by Borrower in Subsidiaries for purposes of forming or establishing such Subsidiaries, not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate in any fiscal year, (ii) by Subsidiaries (other than a Borrower) in other Subsidiaries or in Borrower and (iii) by Borrower or any Subsidiary which is a Borrower or a Secured Guarantor in any Subsidiary which is a Borrower or Secured Guarantor, including with respect to a Permitted Acquisition;
(h)    Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business either (A) approved by the Board or (B) in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) outstanding at any time;
(i)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(j)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k)    Investments that constitute a Permitted Acquisition;
(l)    joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year; and
(m)    other Investments not otherwise permitted by Section 7.7 not exceeding Two Hundred Million Dollars ($2,000,000.00) in the aggregate outstanding at any time.
“Permitted Liens” are:
(a)    Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;
(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
(c)    purchase money Liens and capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Million Dollars ($5,000,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
(d)    Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(e)    Liens of carriers, mechanics, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Million Dollars ($1,000,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(f)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(g)     leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;
(h)    non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;
(i)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(j)    Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts (ii) such accounts are permitted to be maintained pursuant to Section 6.8 of this Agreement; and
(k)    Liens to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property permitted hereunder, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business not representing an obligation for borrowed money in an amount not to exceed Two Million Dollars ($2,000,000.00).
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prepayment Fee” shall be an additional fee payable to Bank, for a repayment of the Term Loan Advance in full prior to the Term Loan Maturity Date, in an amount equal to:
(a)     for a prepayment made on or prior to the first anniversary of the Effective Date, Seven Hundred Fifty Thousand Dollars ($750,000.00);
(b)     for a prepayment made after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date, Five Hundred Thousand Dollars ($500,000.00); and
(c)    for a prepayment made after the second anniversary of the Effective Date, Two Hundred Fifty Thousand Dollars ($250,000.00).
Notwithstanding the foregoing, Bank agrees to waive the Prepayment Fee and no Prepayment Fee is due if both (a) Bank closes on a refinance and re-documentation of the Term Loan Advance (including pursuant to credit facility provided by a syndicate in which Bank is administrative agent, it being understood that Bank has no obligation to provide any refinancing and may do so in its sole and absolute discretion) on or prior to the Term Loan Maturity Date and (b) no Event of Default has occurred.
“Rate Contracts” mean any swap agreement (as such term is defined in Section 101 of the United States Bankruptcy Code) and all other agreements or documents now existing or hereafter entered into by Borrower that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction (other than FX Contracts), currency swap, cross currency rate swap, currency option or any similar transaction, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower exposure to fluctuations in interest rates, currency exchange rates, loan, credit exchange, security, or commodity prices.
“Reduction Notice” is defined in the definition of “Borrowing Base” hereunder.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its reasonable judgment, upon notice to Borrower, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank reasonably determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.
“Revolving Line” is an aggregate principal amount equal to Ten Million Dollars ($10,000,000.00).
“Revolving Line Maturity Date” is the earliest to occur of (a) the Term Loan Maturity Date, (b) the acceleration of the Term Loan Advance, (c) the repayment of the Term Loan Advance in full, (d) the termination of this Agreement, or (e) October 1, 2022.
“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Secured Guarantor” is a Guarantor which has granted Bank a first-priority Lien in such assets of the Guarantor consistent with the description of the Collateral hereunder (as if the Collateral were deemed to pertain to such Guarantor), and has executed and delivered to Bank such agreements, certificates and other documents in connection with the foregoing as required by Bank.
“Secured Rate Contract” means any Rate Contract entered into in writing under an ISDA Master Agreement (a) between Borrower and a Secured Swap Provider, (b) has been provided or arranged by Bank or its Affiliate; and (c) if the Secured Swap Provider is not Bank or its Affiliate at the time of execution and delivery of such Rate Contract, Bank has acknowledged in writing such Rate Contract constitutes a “Secured Rate Contract” hereunder and Bank and such Secured Swap Provider have entered into an agency addendum to the ISDA Master Agreement.
“Secured Swap Obligations” are Borrower’s obligations to pay when due any and all amounts owed to any Secured Swap Provider, now or later, under any Secured Rate Contract, and including interest accruing after Insolvency Proceedings begin and all debts, liabilities, or obligations of Borrower assigned to any Secured Swap Provider, including the obligation of each such entity to perform its duties under the Secured Rate Contracts.
“Secured Swap Provider” means (a) Bank or an Affiliate of Bank (or a Person who was Bank or an Affiliate of Bank at the time of execution and delivery of a Secured Rate Contract) who has entered into a Secured Rate Contract with Borrower, or (b) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by Bank or an Affiliate of Bank, and any assignee thereof.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by Borrower, and/or (ii) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower.

“Streamline Period” is on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has at all times during the immediately preceding calendar month maintained unrestricted and unencumbered cash and Cash Equivalents in accounts maintained with Bank and Bank’s Affiliates, as determined by Bank in its sole discretion, of at least Ten Million Dollars ($10,000,000.00) (the “Threshold Amount”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, or (ii) the first day thereafter in which Borrower fails to maintain the Threshold Amount, as determined by Bank in its sole discretion. Upon the termination of a Streamline Period, Borrower must maintain the Threshold Amount each consecutive day for two (2) consecutive months as determined by Bank in its sole discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its sole discretion, that the Threshold Amount has been achieved.
“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank in its good faith business judgment entered into between Bank and the other creditor), on terms acceptable to Bank in its good faith business judgment.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.
“Tax” and “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Advance” is defined in Section 2.3 of this Agreement.
“Term Loan Maturity Date” is October 1, 2022.
“Termination Fee” is defined in Section 2.6(b).
“Threshold Amount” is defined in the definition of Streamline Period.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Unpaid Amounts” has the meaning given such term in the Secured Rate Contact.
“Transfer” is defined in Section 7.1.
“Wells Fargo Account” is defined in Section 3.1(b).
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:
VERACTYE, INC.

By	/s/ Bonnie Anderson
Name:	Bonnie Anderson
Title:	Chairman and Chief Executive Officer

BANK:
SILICON VALLEY BANK

By	/s/ Shawn Parry
Name:	Shawn Parry
Title:	Director

Signature Page to Loan and Security Agreement

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, the Collateral does not include (a) with respect to stock in Foreign Subsidiaries, more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) any interest of Borrower as a lessee or sublessee under a real property lease, (c) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law), (d) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank, (e) any Governmental Approvals issued by or from any Governmental Authority to the extent the grant of a security interest or Lien thereon is prohibited by such Governmental Approvals, provided that such Governmental Approvals shall immediately be deemed to be Collateral hereunder without any action by Borrower or Bank if such prohibition is ineffective or terminated, (f) Government Accounts, and (g) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

EXHIBIT B
COMPLIANCE CERTIFICATE

TO:        SILICON VALLEY BANK                    Date:
FROM:     VERACYTE, INC.

The undersigned authorized officer of VERACYTE, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Quarterly Financial Statements (first 3 quarters)	Quarterly within 45 days	Yes No N/A
Quarterly Financial Statements (final quarter)	FYE within 90 days	Yes No N/A
Compliance Certificate (first 3 quarters)	Quarterly within 45 days	Yes No
Compliance Certificate (final quarter)	FYE within 90 days	Yes No N/A
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
A/R & A/P Agings	Monthly within 45 days, except for the foregoing shall not be required if there were no Advances outstanding during the applicable period through and including the date of this Compliance Certificate	Yes No N/A
Borrowing Base Reports
(i) with each request for an Advance, and (ii) monthly within 45 days, except for (ii) shall not be required if there were no Advances outstanding during the applicable period through and including the date of this Compliance Certificate
Yes No N/A
Board approved projections	FYE within 90 days and as amended/updated	Yes No

Financial Covenant	Required	Actual	Complies

Maintain as indicated (tested quarterly):
Minimum Revenue (trailing twelve month)	$______*	$_______	Yes No N/A
Liquidity**	> $40,000,000.00	$__________	Yes No N/A

* As set forth in Section 6.9.
** Tested only if Borrower is not in compliance with the Minimum Revenue covenant as set forth in Section 6.9.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

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VERACYTE, INC.	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER
Name:	Date:
Title:	Verified:
AUTHORIZED SIGNER
Date:

	Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:    ____________________

I. Minimum Revenue (trailing twelve month, tested quarterly) (Section 6.9)

Required:    See chart below

Quarter ending (trailing 12 month period)	Revenue
December 31, 2017	$65,000,000.00
March 31, 2018	$64,000,000.00
June 30, 2018	$64,000,000.00
September 30, 2018	$65,000,000.00
December 31, 2018	$74,000,000.00
March 31, 2019	$75,000,000.00
June 30, 2019	$77,000,000.00
September 30, 2019	$79,000,000.00
December 31, 2019	$81,000,000.00
March 31, 2020	$85,000,000.00
June 30, 2020	$84,000,000.00
September 30, 2020	$86,000,000.00
December 31, 2020	$89,000,000.00
March 31, 2021	$91,000,000.00
June 30, 2021	$93,000,000.00
September 30, 2021	$95,000,000.00
December 31, 2021	$98,000,000.00
March 31, 2022	$100,000,000.00
June 30, 2022	$100,000,000.00
September 30, 2022	$100,000,000.00

See Section 6.9 for periods ending after December 31, 2019.

Actual:

A.	Revenue	$

Is line A equal to or greater than _____*?

* As set forth in the chart above.

  No, not in compliance*          Yes, in compliance _______ No, not in compliance, but not an Event of Default as Liquidity threshold applies as set forth below)*

* If Borrower checked either of these boxes, please complete the Liquidity calculation below

II.	Liquidity (following noncompliance with the Minimum Revenue financial covenant until Borrower is back in compliance with such covenant)

Required:
> $40,000,000.00 as of each day after the last day of the quarter in which Borrower did not meet the Minimum Revenue financial covenant through and including the date on which Borrower is in compliance with the revenue covenant for a subsequent quarter

Actual:

A.	Aggregate amount of unrestricted and unencumbered cash and Cash Equivalents of Borrower maintained with Bank and Bank Affiliates	$______
B.	Availability Amount	$______
C.	Liquidity (Line A plus Line B)	$______

Is line C equal to or greater than $40,000,000.00?

  No, not in compliance          Yes, in compliance _______ Not applicable

EXHIBIT C

LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME

Fax To:     Date: _____________________

LOAN PAYMENT:
VERACYTE, INC.

From Account #________________________________    To Account #__________________________________________
(Deposit Account #)                        (Loan Account #)
Principal $____________________________________    and/or Interest $________________________________________

Authorized Signature:        Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________    To Account #__________________________________________
(Loan Account #)                        (Deposit Account #)

Amount of Term Loan Advance $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:        Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, Pacific Time

Beneficiary Name: _____________________________    Amount of Wire: $
Beneficiary Bank: ______________________________    Account Number:

City and State:

Beneficiary Bank Transit (ABA) #:         Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:         Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________    2nd Signature (if required): _______________________________
Print Name/Title: ______________________________    Print Name/Title: ______________________________________
Telephone #:                     Telephone #: _____________________________

2213692.3\56120.04177